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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.

                                                  Commission File Number 0-16421


                        PROVIDENT BANKSHARES CORPORATION
             (Exact name of registrant as specified in its charter)
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                            114 East Lexington Street
                            Baltimore, Maryland 21202
                                 (410) 277-7000
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
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                         Preferred Share Purchase Rights
            (Title of each class of securities covered by this Form)
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                     Common Stock, par value $1.00 per share
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
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Please place an X in the box(es) to designate the appropriate rule provisions(s)
relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [X]               Rule 12h-3(b)(1)(i)   [ ]
          Rule 12g-4(a)(1)(ii) [ ]               Rule 12h-3(b)(1)(ii)  [ ]
          Rule 12g-4(a)(2)(i)  [ ]               Rule 12h-3(b)(2)(i)   [ ]
          Rule 12g-4(a)(2)(ii) [ ]               Rule 12h-3(b)(2)(ii)  [ ]
                                                 Rule 15d-6            [ ]

Approximate number of holders of record as of the certification or notice date:
   0
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Pursuant to the requirements of the Securities Exchange Act of 1934 Provident
Bankshares Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 19, 2005            By: /s/ Robert L. Davis
                                       ---------------------------------------
                                           Name:  R.L. Davis